Exhibit 99.1

HERTZ ANNOUNCES APPOINTMENT OF JENNIFER FEIKIN

TO ITS BOARD OF DIRECTORS

Becomes Hertz’s 9th Board member

ESTERO, Fla., August 2, 2021 – Hertz Global Holdings, Inc. (OTCPK:HTZZ) (“Hertz” or the “Company”) announced today that Jennifer Feikin has joined its Board of Directors, effective July 29, 2021. She is an experienced business leader who brings deep expertise in digital technology, innovation and consumer product development.

Ms. Feikin is an independent board member of several American Funds and Capital Group Companies mutual funds. She also serves on the Board of Trustees of The Nature Conservancy of California.

Greg O’Hara, Chairman of the Board said, “We are delighted to welcome Jennifer Feikin to our Board of Directors as we embark on a new and exciting chapter for Hertz. She is an accomplished executive and director with significant experience as a leader in strategic product development and digital innovation for large global companies. We look forward to benefitting from the valuable perspective that she will provide as we remain focused on enhancing value for our customers and shareholders.”

With the appointment, Hertz’s Board of Directors now comprises 9 directors. View full list and bios: https://ir.hertz.com/board-of-directors

Ms. Feikin conceived of the idea for Google Video and both helped drive its product development strategy and led its content team. She also negotiated many of the company’s first and largest search and advertising deals. Prior to that, Ms. Feikin held roles in AOL Time Warner's strategic development group and in business affairs at Twentieth Century Fox, Fox Searchlight, and Morgan Creek Productions, negotiating major motion picture deals. She began her career as a management consultant focused on financial institutions, telecom and technology at McKinsey & Company.

Ms. Feikin earned her J.D. from Harvard Law School and a B.A. from Duke University.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of federal securities laws. Words such as "expect" and "intend" and similar expressions identify forward-looking statements, which include but are not limited to statements related to our positioning. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

For further information: mediarelations@hertz.com